UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 19, 2007

Odyne Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-130768	13-4050047
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

89 Cabot Court, Suite L, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 750-1010

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (d) On September 19, 2007, Alan Tannenbaum became the Chief Executive Officer and a member of the Board of Directors of Odyne Corporation (the “Company”). Mr. Tannenbaum, age 39, had been a Managing Director of Lehman Brothers Inc., a leading investment banking firm, from 1998 to May 2006. At Lehman Brothers, he served as the Head of Institutional Equity Sales from 2002 to 2006, where he was responsible for sales production of more than $300 million and managed a team of 85 senior sales people in nine offices around the world, leading his group to a number one institutional sales ranking on Wall Street. Mr. Tannenbaum also served at Lehman Brothers as the Head of European Equity Capital Markets in London in 2001 and 2002, and Head of Telecom and Media Equity Capital Markets from 1998 to 2000. Immediately prior to joining the Company, Mr. Tannenbaum was an independent investor and consultant. Mr. Tannenbaum received a B.A. degree from the University of Michigan.

On September 19, 2007, Alan Tannenbaum entered into an employment agreement with the Company, a copy of which is attached as Exhibit 10.1 hereto. The employment agreement has a term expiring one year after the initial closing of the Company’s pending financing transaction, and requires Mr. Tannenbaum to devote all of his time and attention during normal business hours to the business of the Company as the Company’s Chief Executive Officer. So long as he serves as the Chief Executive Officer, he will also be nominated as a director. The employment agreement provides that Mr. Tannenbaum will receive a base salary at the annual rate of $145,000, starting on January 1, 2008. In addition, Mr. Tannenbaum is entitled to (a) receive a cash bonus in an amount determined by the Compensation Committee of the Board of Directors based on the Company meeting or exceeding certain mutually agreed upon performance goals and (b) participate in the Company’s employee benefit plans.

Under Mr. Tannenbaum’s employment agreement, the Company agreed to grant stock options to him to purchase an aggregate of 3,000,000 shares of the Company’s common stock. Of such stock options, options to purchase 300,000 shares will have an exercise price equal to the closing market price of the common stock on the initial closing date of the pending financing transaction, options to purchase 2,400,000 shares will have an exercise price equal to the average closing market price of the common stock on the 30 consecutive trading days on and prior to the initial closing date of the pending financing transaction, and options to purchase 300,000 shares, which will be granted on January 2, 2008, will have an exercise price equal to the closing market price of the common stock on such date. Each stock option will vest in three equal installments on the second, third and fourth anniversaries of the grant date and expire ten years after it is granted. The Company has agreed to adopt a new incentive compensation plan or amend its existing plan to increase the number of available options that the Company may grant in order to satisfy its obligation to Mr. Tannenbaum.

The employment agreement provides for termination of Mr. Tannenbaum’s employment without any further obligation of the Company upon his death or disability or for cause. In the event that Mr. Tannenbaum’s employment is terminated without cause or for good reason, the Company is obligated to pay his salary for the remainder of the term. Termination for cause means termination as a result of (w) willful and material malfeasance, dishonesty or habitual drug or alcohol abuse related to or affecting the performance of his duties, (x) continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of the employment agreement, but only after the failure to cure the breach within ten days of receipt of notice from the Company, (y) conduct which the Board determines could reasonably be expected to have a material adverse effect on the Company but only after the failure to cease such conduct within ten days of receipt of notice from the Company, or (z) Mr. Tannenbaum’s conviction of a felony, any crime involving moral turpitude related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company. Good reason means (a) material breach of the Company's obligations under the employment agreement, (b) any decrease in salary during the term of employment, or (c) any material reduction in Mr. Tannenbaum’s duties or authority. Finally, under the employment agreement, the parties have the right to terminate the agreement in the event the Company does not raise at least $500,000 in gross proceeds in the pending financing transaction by December 31, 2007.

The employment agreement contains covenants (a) restricting Mr. Tannenbaum from engaging in any activity competitive with the business of the Company during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting him from disclosing confidential information regarding the Company, and (c) soliciting employees, customers and prospective customers of the Company during the term of the employment agreement and for a period of one year thereafter.

The foregoing summary is qualified in its entirety by reference to the full text of the employment agreement, attached as Exhibit 10.1, which is incorporated herein in its entirety.

Mr. Tannenbaum has not engaged in a related party transaction with the Company during the last two years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of September 19, 2007, between Odyne Corporation and Alan Tannenbaum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYNE CORPORATION

Date: September 19, 2007	By:	/s/ Joshua A. Hauser
Joshua A. Hauser
President and Chief Operating Officer